  EXHIBIT 99.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES I CONVERTIBLE PREFERRED STOCK OF

TAUTACHROME INC.

Pursuant to Section 151 of the Delaware General Corporation Law

TAUTACHROME INC. a Delaware corporation (the “Corporation”), in a meeting of the Board of Directors of the Corporation (the “Board of Directors”) at a properly noticed, fully attended telephonic meeting of the Board of Directors held on March 30, 2023, adopted the following resolution.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with Section 151 of the of the Delaware General Corporation Law (the “DGCL”), there is hereby created out of the remaining 34,669,400 authorized, unissued and undesignated shares Preferred Stock, par value $0.0001 per share, a new series of Preferred Stock designated as Series I Preferred Stock (the “Series I Stock”) consisting of five (5) shares having the powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock) as set forth as follows.

1. Designation and Amount.

All rights, including any special rights, and other qualifications, limitations, or restrictions of the Series I Preferred Stock shall be as set forth herein.

2. Definitions.

As used in this resolution, the following terms shall have the following meanings:

 “Bylaws” means the bylaws of the Corporation, as amended.

“Series I Holder” means the holder of record as reflected in the stock records of the Corporation of Series I Preferred Voting Stock designated herein, which may be treated by the Corporation as the absolute owner of such shares for all purposes, with the initial owner of record being Timothy A. Holly, a Georgia resident.

3. No Dividends.

The Corporation will not pay dividends on the Series I Stock.

4. No Voting Rights.

Except as hereinafter referred to or as otherwise required by law or in accordance with any voting rights that may from time to time be attached to any series of Preferred Stock, the Series I Holder shall not be entitled to receive notice of, to attend and to vote at any meeting of the shareholders of the Corporation.

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5. Protective Provisions.

While the shares of Series I Preferred Stock is outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without written consent or affirmative vote of the Series I Holder(s), voting separately as a single class (in addition to any other vote required by law or the Certificate of Incorporation), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or change the rights, preferences, or privileges of the Series I Preferred Stock;

(b) alter or change the rights, preferences, or privileges of any capital stock of the Corporation to affect adversely the Series I Preferred Stock;

(c) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences, or rights of the Series I Preferred Stock;

(d) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions, or cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions; or

(e) take any other action which is required to be taken only with the consent or approval of the holders of the Corporation’s capital stock, whether pursuant to the Certificate of Incorporation, the Bylaws, or the provisions of the DGCL.

6. Notices.

Any notice required or permitted by the provisions of this resolution to be given to the Series I Holder(s) shall be mailed, postage prepaid, to the mailing address for such Series I Holder(s) last shown on the records of the Corporation or given by electronic communication in compliance with the provisions of the DGCL and shall be deemed sent upon such mailing or electronic transmission.

7. No Redemption.

The Series I Preferred Stock shall not be redeemable by the Corporation. It has no maturity.

8. Fractional Shares.

Series I Preferred Stock may not be issued in fractions of a share.

9. Waiver.

Notwithstanding any provision in this resolution to the contrary, any provision contained herein, and any right of the Series I Holder(s) granted hereunder may be waived only by written consent or affirmative vote of the Series I Holder(s), voting separately as a single class.

10. Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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If a court of competent jurisdiction determines that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

11. Lost or Mutilated Preferred Stock Certificate.

Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series I Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

12. Headings.

The headings contained herein are for convenience only, do not constitute a part of this resolution and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, I hereby certify that the above resolution was duly approved and adopted by a majority vote of the Board of Directors at a properly noticed, fully attended telephonic meeting of the Board of Directors.

Date: March 30, 2023

/s/ Jon N. Leonard
Jon N. Leonard, Secretary

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